Exhibit 4.2

1997 VASCO DATA SECURITY INTERNATIONAL, INC.

STOCK COMPENSATION PLAN

NOTICE OF STOCK OPTION GRANT

1 Participant’s Name and Address:

Name

Address

City, State, Zip

2 Grant. You have been granted an option to purchase shares of Common Stock of the Company, subject to the terms and conditions of the 1997 VASCO Data Security International, Inc. Stock Compensation Plan (the “Plan”) and the attached Award Agreement dated                      (the “Agreement”), as follows:

Grant Number:	xxx
Date of Grant:	xxxx xx, xxxx
Vesting Commencement Date:	xx/xx/xxxx
Option Price per Share:	$xx.xx
Total Number of Shares Granted:	xxxx
Total Option Price:	$xxx,xxx.00
Type of Option:
	Non-Qualified Stock Option	X
Other
Term/Expiration Date:	xxxx xx, xxxx

3 Vesting Schedule. Subject to other limitations set forth in the Plan and the Agreement, this Option may be exercised, in whole or in part, in accordance with the following schedule:

Date	Vested	Total Vested

4 Incorporation. This Notice of Stock Option Grant is subject to the Plan and the Agreement. Terms not otherwise defined herein are defined in the Plan.

1997 VASCO DATA SECURITY INTERNATIONAL, INC.

STOCK COMPENSATION PLAN

AWARD AGREEMENT

1 Grant of Option. VASCO Data Security International, Inc., a Delaware corporation (the “Company”), hereby grants to the named Participant (the “Participant”) in the Notice of Stock Option Grant (the “Notice”), an option (the “Option”) to purchase the total number of shares of Common Stock (the “Shares”) set forth in the Notice, at the exercise price per share set forth in the Notice (the “Option Price”) subject to the terms, definitions and provisions of the 1997 VASCO Data Security International, Inc. Stock Compensation Plan, as amended (the “Plan”) adopted by the Company, which is incorporated herein by reference. Unless otherwise defined herein, capitalized terms shall have the same defined meanings in the Plan.

If designated in the Notice as an Incentive Stock Option (an “ISO”), this Option is intended to qualify as an ISO as defined in Section 422 of the Code. Nevertheless, to the extent that it exceeds the $100,000 rule of Section 422(d) of the Code, this Option shall be treated as a Non-Qualified Stock Option.

In addition, if designated in the Notice as a Reload Stock Option, the Company also grants to the Participant Reload Stock Options, each such Reload Stock Option to be deemed awarded on, and to become effective on, each date, if any (an “Award Date”) that the Participant delivers shares of Common Stock, as permitted by Section 3(b) below, in payment of the Option Price for the Option upon any whole or partial exercise of the Option; provided, however, that no such Reload Stock Option shall be granted unless the Participant is an active employee of the Company or an affiliate of the Company at the time of delivery of shares, and provided further that not more than two (2) Reload Stock Options shall be granted in any twelve-month period, and the maximum number of Reload Stock Options so granted shall be ten (10). In accordance with the Plan, the Option Price for shares of Common Stock subject to each Reload Stock Option granted under this Section 1 shall be the Fair Market Value per share of Common Stock as of the date of such exercise pursuant to Section 3(b) below.

2 Exercise of Option

2.1 Right to Exercise. This Option shall be exercisable during its term in accordance with the Vesting Schedule set out in the Notice and with the applicable provisions of the Plan and this Award Agreement. In addition, this Option may not be exercised if the issuance of the Shares subject to the Option upon such exercise would constitute a violation of any applicable laws. This Option shall be subject to the provisions of Section 7 of the Plan relating to the adjustments to the Option in the event of a reorganization.

2.2 Method of Exercise. This Option shall be exercisable only by delivery of an Exercise Notice (attached as Exhibit A) which shall state the election to exercise the Option, the whole number of Shares in respect of which the Option is being exercised, such other representations and agreements as to the holder’s investment intent with respect to such Shares and such other provisions as may be required by the Compensation Committee of the Company (the “Committee”). Such Exercise Notice shall be signed by the Participant and shall be delivered in person or by certified mail to the Secretary of the Company accompanied by payment of the Option Price. The Option shall be deemed to be exercised upon receipt by the Company of such written notice accompanied by the Option Price.

No Shares will be issued pursuant to the exercise of the Option unless such issuance and such exercise shall comply with all applicable laws. Assuming such compliance, for income tax purposes, the Shares shall be considered transferred to the Participant on the date on which the Option is exercised with respect to such Shares.

2.3 Taxes. No Shares will be issued to the Participant or other person pursuant to the exercise of the Option until the Participant or other person has made arrangements acceptable to the Committee for the satisfaction of foreign, federal, state and local income and employment tax withholding obligations.

3 Method of Payment. The Option Price shall be paid in full at the time of the exercise of the Option and may be paid in any of the following methods or combinations thereof at the election of the Participant; provided, however, that such exercise method does not then violate an applicable law:

(a)	In United States dollars in cash, check, bank draft or money order payable to the order of the Company;

(b)	By delivery of shares of Common Stock having an aggregate Fair Market Value on the date of such exercise equal to the Option Price;

(c)	Participants may simultaneously exercise Stock Options and sell their shares of Common Stock acquired thereby and apply the proceeds to the payment of the Option Price pursuant to the procedures established by the Committee;

(d)	In any other manner that the Committee shall approve; and

(e)	Any shares of Common Stock required or permitted to be sold by an executive officer in connection with the payment of the Option Price shall be transferred to the Company.

4 Lapse of Options. Unless otherwise determined by the Committee in its sole discretion, the Options shall lapse at the time specified below:

4.1 Disability or Death of Participant. If the Participant’s status as an employee or director terminates as a result of his or her disability, the Participant may, but only within twelve (12) months from the Termination Date (and in no event later than the Term/Expiration Date), exercise the Option to the extent otherwise entitled to exercise it on the Termination Date; provided, however, that if such disability is not a “disability” as such term is defined in Section 22(e)(3) of the Code and the Option is an ISO, such ISO shall cease to be treated as an ISO and shall be treated as a Non-Qualified Stock Option on the ninety-first (91st) day following the Termination Date. To the extent that the Participant was not entitled to exercise the Option on the Termination Date, or if the Participant does not exercise such Option to the extent so entitled within the time specified herein, the Option shall terminate.

In the event of the Participant’s death, the Option may be exercised at any time within twelve (12) months following the date of death (and in no event later than the Term/Expiration Date designated in the Notice), by the Participant’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent the Participant could exercise the Option at the date of death.

4.2 Termination Period. Subject to Section 3 of the Plan, this Option may be exercised for three (3) months after the date of termination (the “Termination Date”) of the Participant as an employee or director. Except as provided in Section 4.1 above, to the extent that the Participant was not entitled to exercise this Option on the Termination Date, or if the Participant does not exercise this Option within the Termination Period, the Option shall terminate.

4.3 Cessation of Company Affiliation. Unless the Committee determines otherwise, if Participant is employed by an affiliate of the Company which ceases to be an affiliate of the Company, all Options shall lapse immediately upon such cessation.

5 Transferability of Option. No Awards under the Plan shall be assignable, alienable, saleable or otherwise transferable other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order (as defined by the Code) or Title I of the Employee Retirement Income Security Act, or the rules thereunder unless otherwise determined by the Committee. This Agreement shall be binding on all successors and assigns of a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

6 Entire Agreement. The Plan and the Notice are incorporated herein by reference. The Plan, the Notice and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof.

7 Interpretation. Any dispute regarding the interpretation of this Award Agreement shall be submitted by the Participant or by the Company forthwith to the Board or the Committee, which shall review such dispute at its next regular meeting. The resolution of such dispute by, or the interpretation of any questions arising under the Plan or this Award Agreement of the Board or the Committee shall be binding, conclusive and final and binding on all persons.

VASCO DATA SECURITY INTERNATIONAL, INC. a Delaware corporation

By:
Its:

Participant acknowledges and agrees that the vesting of shares hereunder is earned only by continuing employment and that nothing in this Agreement confers upon Participant any right to continued employment by the Company, nor shall it interfere in any way with Participant’s or the Company’s right to terminate Participant’s employment at any time, with or without cause.

Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Award Agreement subject to all of the terms and provisions thereof. Participant has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement. Participant further agrees to notify the Company upon any change in the residential address indicated below.

Dated: xxxx xx, xxxx

Signed:
Participant

Residential Address:

Name

Address

City, State, Zip

EXHIBIT A

1997 VASCO DATA SECURITY INTERNATIONAL, INC.

STOCK COMPENSATION PLAN

EXERCISE NOTICE

VASCO Data Security International, Inc.

1901 South Meyers Road, Suite 210

Oakbrook Terrace, Illinois 60181

Attention: Secretary

1 Exercise. Effective as of today,                     ,                                                              , the undersigned (“Participant”) hereby elects to exercise Participant’s option to purchase              shares of the Common Stock (the “Shares”) of VASCO Data Security International, Inc. (the “Company”) under and pursuant to the Company’s 1997 VASCO Data Security International, Inc. Stock Compensation Plan (the “Plan”) and the Award Agreement dated                      (the “Award Agreement” ).

2 Representations of Participant. Participant acknowledges that Participant has received, read and understood the Plan and the Award Agreement and agrees to abide by and be bound by their terms and conditions.

3 Rights as Stockholder. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. Except as provided in Award Agreement, no adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued.

4 Delivery of Payment. Participant herewith delivers to the Company the full Option Price for the Shares.

5 Tax Consultation. Participant understands that Participant may suffer adverse tax consequences as a result of Participant’s purchase or disposition of the Shares. Participant represents that Participant has consulted with any tax consultants Participant deems advisable in connection with the purchase or disposition of the Shares and that Participant is not relying on the Company for any tax advice.

6 Taxes. Participant agrees to satisfy all applicable federal, state and local income and employment tax withholding obligations and herewith delivers to the Company the full amount of such obligations or has made arrangements acceptable to the Company to satisfy such obligations. Participant also agrees, ap partial consideration for the designation of the option as an ISO, to notify the Company in writing within thirty (30) days of any disposition of any shares acquired by exercise of the option if such disposition occurs within (2) two years from the grant date or within one (1) year from the date the Shares were transferred to Participant. If the Company is required to satisfy any federal, state or local income or employment tax withholding obligations as a result of such an early disposition, Participant agrees to satisfy the amount of such withholding in a manner that the Committee prescribes.

Submitted by:	Accepted by:

PARTICIPANT:	VASCO DATA SECURITY
INTERNATIONAL, INC.

By:
(Signature)
Its:

ADDRESS:

ADDRESS TO SEND CERTIFICATES (if different):

BREAKDOWN OF CERTIFICATES: